                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING   -----------------------
                                                            SEC FILE NUMBER
                                                                 0-7282
                                                         -----------------------
                                                              CUSIP NUMBER
                                                                205908106
                                                         -----------------------

(CHECK ONE):  / / Form 10-K   / / Form 20-F   / / Form 11-K   /X/ Form 10-Q
              / / Form N-SAR  / / Form N-CSR
              For Period Ended:  March 31, 2007
                                 --------------

/ / Transition Report on Form 10-K
/ / Transition Report on Form 20-F
/ / Transition Report on Form 11-K
/ / Transition Report on Form 10-Q
/ / Transition Report on Form N-SAR
For the Transition Period Ended: ___________________

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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
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      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                   HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

                             Computer Horizons Corp.
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Full Name of Registrant

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Former Name if Applicable
                            49 Old Bloomfield Avenue
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Address of Principal Executive Office (STREET AND NUMBER)
                            Mountain Lakes, NJ 07046
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City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

              (a)   The reasons  described in  reasonable  detail in Part III of this  form  could  not be  eliminated  without  unreasonable effort or expense;

              (b)   The subject annual report, semi-annual report, transition
                    report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form
/X/                 N-CSR, or portion thereof, will be filed on or before the
                    fifteenth calendar day following the prescribed due date;
                    or the subject quarterly report or transition report on
                    Form 10-Q or subject distribution report on Form 10-D, or
                    portion thereof, will be filed on or before the fifth
                    calendar day following the prescribed due date; and

              (c)   The accountant's statement or other exhibit required by Rule
                    12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable  detail the reasons why Forms 10-K,  20-F, 11-K, 10-Q,
N-SAR,  N-CSR or the transition  report or portion  thereof,  could not be filed within the prescribed time period.

SEC 1344 (05-06)    PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                    CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS
                    THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

The  Registrant's  report on Form 10-Q could not be filed  without  unreasonable effort or  expense  because  the  Registrant  was  unable to obtain  all  needed information by the filing due date.

PART IV-- OTHER INFORMATION

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

       Barbara Moss                    973                     299-4229
--------------------------  -------------------------  -------------------------
          (Name)                   (Area Code)            (Telephone Number)

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(2) Have all other periodic reports required under Section 13 or 15(d) of the
Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of
1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). /X/ Yes No / /
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
/X/ Yes   / / No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

ON FEBRUARY 16, 2007, THE REGISTRANT SOLD SUBSTANTIALLY ALL OF ITS ASSETS IN TWO
SEPARATE TRANSACTIONS FOR CONSIDERATION OF $80 MILLION AND $57 MILLION,
RESPECTIVELY. IN CONNECTION WITH THE TRANSACTIONS, THE SHAREHOLDERS HAVE VOTED
IN FAVOR OF A PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION. ACCORDINGLY, THE
REGISTRANT WILL REPORT IN LIQUIDATION GOING FORWARD. A REASONABLE ESTIMATE OF
THE EARNINGS THE REGISTRANT WILL REPORT FOR THE FIRST QUARTER OF 2007 CANNOT BE
MADE UNTIL COMPLETION OF THE REGISTRANT'S FINANCIAL STATEMENTS FOR THE FIRST
QUARTER OF 2007.
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                             Computer Horizons Corp.
                     --------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    May 10, 2007               By /s/ Barbara Moss
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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Intentional misstatements or omissions of fact constitute Federal Criminal
Violations (See 18 U.S.C. 1001).
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                              GENERAL INSTRUCTIONS

1.    This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General
      Rules and Regulations under the Securities Exchange Act of 1934.

2.    One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange
      Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the
      General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the
      Commission files.

3.    A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4.    Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5.    Electronic Filers: This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit reports within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or
      Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of
      Regulation S-T (ss.232.13(b) of this chapter).

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